Exhibit 10.14

Contract No: _____________

Jiangnan Rural Commercial Bank

Maximum Loan (Credit) Contract

Lender: Jiangnan Rural Commercial Bank Co., Ltd

Responsible person: _____________

Residence (address): _____________

Borrower: Northann (Changzhou) Construction Products Co., Ltd.

Legal representative: Lin Li

Residence (address): _____________

Lender and Borrower shall, in accordance with relevant laws, regulations and rules and after full consultation, reach an agreement on relevant matters and conclude a contract for mutual compliance and implementation by both parties.

Borrowing (credit) includes but is not limited to local and foreign currency loans, export packaged loans, import and export deposit loans, opening bank acceptance bill exposure, commercial bill discount, opening of letter of credit exposure, issuing bank guarantee exposure and other financing businesses.

Within the maximum amount agreed in this contract, the agreed maximum amount shall be measured in RMB. If the loan (credit) currency is a foreign currency, the amount of this contract shall be converted according to the foreign exchange selling price announced by Lender on the lending day. When handling the loan or other financing business, Lender and Borrower may choose whether to sign a loan contract or agreement according to the specific situation. The loan contract or agreement signed separately from this contract has the same legal effect as this contract.

Article 1 The term and amount of the loan (credit)

1.1 The term and amount of the loan (credit) contract: Lender agrees to lend Borrower the maximum amount of RMB RMB9,070,000 during the period from March 26, 2020 to March 26, 2025.

1.2 At any point in the above-mentioned period, within the time limit and maximum amount specified above, Borrower may borrow and continue to borrow under the loan (credit) amount. When issuing the loan, both parties may choose whether or not to sign a loan (credit) contract separately according to the specific situation. Unborrowed loan amount will automatically expire after the term.

The above loan (credit) limit is a non-conmitted amount, and Lender has the right to adjust the loan (credit) amount according to Borrower 's situation, Lender’s own financial situation and the relevant regulatory requirements of the China Banking Regulatory Commission for banking operations.

1.3 The loan amount, issuance date, maturity date, purpose, etc. of each borrowing amount issued during the above period shall be subject to the borrowing, and the relevant agreement (contract) signed by other financing businesses shall be subject to the relevant agreement (contract); the loan interest rate shall be subject to the loan interest rate stipulated in the article 2 under this contract. Borrowing documents, loan contracts, and related financing business agreements (contracts) are integral parts of this contract and have the same legal effect as this contract.

Article 2 Loan interest rate, Interest Calculation and Interest Payment Method

2.1 Loan interest rate

a. The loan interest rate and interest rate adjustment at the time of loan under this contract shall be subject to those contained in a borrowing invoice. Borrowing invoices are integral parts of this contract and have the same legal effect as this contract.

b. The loan interest rate under this contract shall be negotiated and confirmed by Lender and Borrower on the basis of the pricing reference standard and according to the value of the interest rate plus (minus) points negotiated by the parties. The pricing reference standard is based a loan prime rate (LPR) of the day before the lending date; loan term lasts less than one year should refer to a one-year period LPR; loan term lasts over a year should refer to a five-year period LPR.

c. The adjustment of the loan interest rate under this contract is described in detail in the borrowing documents. If the loan is agreed to be a fixed interest rate, the loan shall implement the recorded interest rate within the term of the loan. If the agreement is a floating interest rate, the loan shall use the adjusted interest rate from the date of adjustment of the loan interest rate in accordance with the reference standard agreed upon by the loan, the interest rate floating rate fluctuation rules, the interest rate fluctuation cycle and the agreed interest rate adjustment date.

The interest rate is the LPR of a day before the adjustment date of the loan interest rate and the value of the interest rate plus (minus) points negotiated by the parties remains unchanged. If the frequency of interest rate adjustment is monthly, quarterly and annually, the interest rate adjustment date shall be the date of loan issuance or the corresponding date of the first interest rate adjustment date of the month of interest rate adjustment. If there is no corresponding date in the current month, the interest rate adjustment date should be the last day of the current month.

The parties may adjust the corresponding loan interest rate after consultation on the date of adjustment of the loan interest rate. If the calculation basis of the pricing reference standard is cancelled according to the adjustment of the national interest rate policy or the corresponding issuing agency stops publishing the reference standard in accordance with regulatory requirements, the parties shall negotiate and adjust the loan interest rate separately. But the adjusted interest rate shall not be lower than the applicable interest rate at that time from the date the relevant reference standard is cancelled or stopped issuing. If the parties have not agreed on the adjusted interest rate for one month, the Lender has the right to declare the loan matured in advance.

2.2 Interest calculation

The interest rate of this contract is calculated as monthly interest rate (the primary loan amount will include the interest, which will be settled monthly).

Article 3 The loan (credit) line under this contract can only be used when the following conditions are met:

A. Borrower has the qualifications of the Borrower specified by the Lender;

B. Loans (credit) under this contract have completed the relevant approval, registration, delivery and other legal procedures in accordance with laws, regulations, rules or the requirements of the regulatory department;

C. Borrower provides a guarantee contract or other guarantee method that meets Lender's requirements and has taken effect; or

D. Borrower has not committed any breach of contract agreed in this contract.

Article 4 The Payment of the Loan Amount

After the Lender distributes the loan amount to the Borrower’s account according to the Borrower’s withdrawal application, the Borrower shall pay independently to the Borrower counterparty that meets the purposes agreed in the contract.

Article 5 Repayment Order

The repayment of the borrower, unless otherwise agreed in writing by both parties, shall be paid off in the following order:

5.1 If both parties have several due debts, and Party B's repayment is not enough to pay off all due debts, Party A shall determine the debts to be paid off and the order of offsetting;

5.2 If Party A exercises the right of offset against Party B, the debt to be offset and the order of offset shall be determined by Party A; If Party A exercises the right of subrogation to Party B, the offsetting debts and offsetting order shall be determined by Party A;

5.3 If Party B's repayment is not enough to pay off the debt, Party A can choose to use the repayment to pay off the principal, interest, penalty interest, compound interest or the cost of realizing the debt.

Article 6 The Guarantee Method of Borrowing (Credit)

Guarantee for borrowing under this contract is guarantee contract, which will be signed separately.

Article 7 Borrower’s Commitment

7.1 Repay the principal amount and interest (credit) of the loan on time as agreed in this contract.

7.2 Use the loan (credit) for the purpose as agreed in this contract and do not change the purpose of the loan without authorization.

7.3 The commercial acceptance bill of exchange issued by Borrower shall be discounted with Lender, which shall be regarded as a loan from Lender.

7.4 All relevant information provided to Lender is true, complete, legal and effective, and shall provide true and complete financial statements and other relevant materials and information on time as required by Lender.

7.5 Actively cooperate with and consciously accept Lender’s investigation, understanding and supervision of the use of loans (credit) under this contract and the production, operation and financial situation.

7.6 If Borrower changes the name, domicile, legal representative (response-in charge), business scope, registered capital and other industrial and commercial registration matters, Lender shall be notified in writing in advance.

7.7 If Borrower uses its own or third-party’s asset to secure the debts of others or transfer significant assets, Borrower should obtain Lender’s written approval 30 days in advance. Obtaining the written consent of Lender shall not affect Lender’s right to receive the repayment.

7.8 When there is a change in the business mechanism such as contracting, leasing, joint venture, merger, merger, division, joint-stock reform, equity change, joint venture, etc., or other behaviors that are enough to affect the realization of Lender’s rights and interests, Borrower should obtain Lender’s written approval 30 days in advance. Borrower should implement debt financing plan and repayment schedule.

7.9 In the event of suspension of production, closure, dissolution, suspension of business for rectification, cancellation of registration, revoked business license or legal representative engaged in illegal activities, involving major litigation activities, serious difficulties in production and operation activities, etc., Borrower should inform Lender in writing within three (3) days debt financing plan and repayment schedule as required by Lender.

7.10 Lender has the right to recover the loan in advance according to the withdrawal of the Borrower's funds.

Article 8 Lender’s commitment

8.1 If the conditions of Article 3 of this contract are met, Lender should provide Borrower the loan amount in accordance with the contract.

8.2 Borrower shall not be charged extra fees in addition to the fees stipulated in the contract.

8.3 Lender shall keep the information provided by Borrower related to debt, finance, production, operation and other aspects confidential, unless otherwise stipulated by laws and regulations.

Article 9 Extension for repayment due to unforeseen circumstances

If Borrower is unable to repay the loan on time due to unforeseen circumstances, it shall submit a written application to Lender before the due date of the loan. With the consent of Lender, after signing the extension agreement, the Borrower may extend the period accordingly, but the loan interest rate shall be calculated according to the cumulative period.

Article 10 Methods of Settlement of Contract Disputes

If there is a dispute in the process of performance of this contract, it can be resolved through negotiation. If the negotiation fails, the claimant party may bring a lawsuit to the people’s court where the place where the contract is performed.

Party A Jiangnan Rural Commercial Bank Co., Ltd /seal/ Jiangnan Rural Commercial Bank Co., Ltd Legal representative/Person-in-charge (or agent): /s Wenlong Jin

Party B

Northann (Changzhou) Construction Products Co., Ltd.
/seal/ Northann (Changzhou) Construction Products Co.,
Ltd.

Legal representative/Person-in-charge (or agent):

Kurtis W. Winn

/s/ Kurtis W. Winn

Date of signing: March 26, 2020